EXHIBIT 10.60

CALLAWAY GOLF COMPANY

2004 EQUITY INCENTIVE PLAN

PERFORMANCE UNIT PROGRAM

1. Purposes of the Program. This Callaway Golf Company Performance Unit Program (“Program”), established pursuant to Section 10.2 of the Callaway Golf Company 2004 Equity Incentive Plan (“Plan”) sets forth a program for payment of performance awards to those Participants designated for participation and is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating Participants to perform to the best of their abilities and to achieve the Company’s objectives. The Program’s goals are to be achieved by providing such Participants with performance awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Program is intended to permit the payment of awards under the Plan that may qualify as performance-based compensation under Code Section 162(m).

2. Definitions.

(a) “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b) “Base Salary” means, as to any Performance Period, the Participant’s salary actually earned during the Performance Period (including without limitation any compensation that is deferred by Participant into a Company-sponsored retirement or deferred compensation plan, but excluding any employer matching contributions by the Company associated with any such retirement or deferred compensation plan and excluding any other Company contributions) and excludes all bonuses, incentives, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), relocation allowances, stock option grants, equity awards, employee benefits and other similar items of compensation. Such Base Salary shall be before both (i) deductions for taxes or benefits, and (ii) deferrals of compensation pursuant to Company-sponsored plans.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation and Management Succession Committee of the Board or any successor thereto, or another sub-committee of the Board, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m), appointed pursuant to Section 3.1 of the Plan or per section 3, Company employees to whom the Committee delegates specific administrative tasks.

(f) “Company” means Callaway Golf Company or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g) “Extraordinary Items” means (i) extraordinary, unusual and/or nonrecurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effects of a merger or acquisition, (v) asset write-downs, (vi) litigation or claim judgments or settlements, (vii) any accruals for reorganization and restructuring programs, and (viii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, all of which must be identified in the audited financial statements, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report.

(h) “Fiscal Year” means a fiscal year of the Company.

(i) “Maximum Award” means as to any Participant for any Performance Period, $3 million, as required by Section 10.2 of the Plan.

(j) “Participant” means an eligible executive, member of senior management, and other employees of the Company selected by the Committee, in its sole discretion, to participate in the Program for a Performance Period, pursuant to the eligibility criteria established by the Committee in accordance with Section 4.

(k) “Payout Determination Date” means the date upon which the Committee or the Chief Executive Officer, as applicable, determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(l) “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

(m) “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(n) “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average stockholders’ equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) sales, growth in sales or return on sales; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) economic profit, (xviii) market share; (xix) overhead or other expense reduction; (xx) growth in stockholder value relative to various indices, and (xxi) strategic plan development and implementation.

(o) “Performance Goals” means, for a Performance Period, the one or more goals (or combined goals) based upon the Performance Criteria and established by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the Performance Criteria. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior Performance Period. The Performance Criteria which constitute the Performance Goals may, as the Committee specifies, either include or exclude the effect of payment of awards under this Program and any other bonus or incentive plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude any of the Extraordinary Items.

(p) “Performance Period’ means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(q) “Program” means this Callaway Golf Company Performance Unit Program.

(r) “Program Year” means the Company’s Fiscal Year.

(s) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(t) “Target Award’ means the target award payable under the Program to a Participant for the Performance Period, expressed as a percentage of Participant’s Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(u) “Target Determination Cutoff Date” means the latest possible date that the Committee may set a Target Award and Payout Formula that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(v) “Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

3. Program Administration.

(a) The Committee shall be responsible for the general administration and interpretation of the Program and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Program. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Program:

(i) discretionary authority to adopt Target Awards and Payout Formula under this Program for a given Performance Period on or prior to the Target Determination Cutoff Date;

(ii) discretionary authority to construe and interpret the terms of the Program, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(iii) to prescribe forms and procedures for purposes of Program participation and distribution of Awards; and

(iv) to adopt rules, regulations and bylaws, to formally amend the Program and to take such actions as it deems necessary or desirable for the proper administration of the Program.

(b) Any rule or decision by the Committee that is not inconsistent with the provisions of the Program shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4. Eligibility. The employees eligible to participate in the Program for a given Performance Period shall be determined by the Committee for each Program Year and set forth in a writing on or prior to the Target Determination Cutoff Date in a format substantially similar to the attached Exhibit A or such other format as is approved by the Committee for such Program Year, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other members of senior management of the Company who are specifically designated by the Committee, in its sole discretion, for participation in the Program. Unless specifically excepted, a Participant must be actively employed on the Payout Determination Date to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Program.

5. Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date in a format substantially similar to the attached Exhibit B or such other format as is approved by the Committee for such Program Year.

6. Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee, in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date in a format substantially similar to the attached Exhibit B or such other format as is approved by the Committee for such Program Year.

7. Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant in a format substantially similar to the attached Exhibit B or such other format as is approved by the Committee for such Program Year. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8. Payout Determination; Award Payment.

(a) Payout Determination and Certification. On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Program, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant that which otherwise would be payable under the Payout Formula. Notwithstanding any contrary provision of the Program, the Company’s Chief Executive Officer may determine whether and to the extent the Performance Goals applicable to Participants who are not Section 16 officers were achieved or exceeded, and may, in his or her sole discretion, eliminate or reduce the Award payable to any such Participants that which otherwise would be payable under the Payout Formula.

(b) Right to Receive Payment. Each Award under the Program shall be paid solely from the general assets of the Company. Nothing in this Program shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c) Form of Distributions. The Company shall distribute all Awards to the Participant in cash, unless the Committee determines to substitute shares of the Company’s Common Stock for the cash payment in accordance with Section 10.2 of the Plan.

(d) Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than 2  1/2 months after the end of the calendar year that includes the applicable Payout Determination Date.

(e) Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of Awards that would otherwise be delivered to a Participant under the Program. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which shall comply with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.

(f) Withholding. In accordance with Section 13 of the Plan, the Company may withhold from the Awards payable to Participants under this Program amounts necessary to satisfy any federal, state, local or foreign tax withholding obligation relating to such payments.

9. Term of Program. The Program shall become effective on January 1, 2007 and shall first apply to the 2007 Program Year. The Program shall continue until the earlier of (a) the date as of which the Committee terminates the Program, or (b) the date the Company’s shareholders fail to re-approve the Program provisions contained in the Plan in accordance with the requirements of Treasury Regulation 1.162-27(e)(4)(vi), the first re-approval of which must occur no later than the first Company shareholder’s meeting during the 2009 Program Year.

10. Amendment and Termination of the Program. The Committee may amend, modify, suspend or terminate the Program, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Program or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may amend Exhibits A and B with respect to any Program Year at any time prior to the Target Determination Cutoff Date for such Program Year. To the extent necessary or advisable under applicable law, including Section 162(m), Program amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Program shall any Participant accrue any vested interest or right whatsoever under the Program except as otherwise stated in this Program.

11. Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

EXHIBIT A

2004 EQUITY INCENTIVE PLAN

EXECUTIVE CASH PERFORMANCE UNIT PROGRAM

ELIGIBILITY CRITERIA

             PROGRAM YEAR

The following employees are eligible to be Participants under the Program for the              Program Year:

{Name and Title of Employees}

EXHIBIT B

2004 EQUITY INCENTIVE PLAN

EXECUTIVE CASH PERFORMANCE UNIT PROGRAM

AWARD CALCULATION METHODOLOGY

FOR PROGRAM YEAR

TARGET AWARDS

A minimum threshold level of corporate performance is required before any Award will be paid pursuant to this Program. As the metric for that threshold, the Company will use              as the Performance Goal.

Target Awards as a percentage of Base Salary will vary by the employee’s position. The Committee has set a separate Target Awards for the Participants covered by this Program based upon their positions. Target Awards as a percentage of Base Salary are as follows:

{Insert Name and Target Award}

PAYOUT FORMULA

Corporate And Subsidiary/Group Accomplishments

The Committee has identified an allocation formula for Awards based upon corporate and subsidiary/group objectives. This allocation has been set as follows.

{Insert Formula}

Notwithstanding the foregoing, as provided in Section 8(a) of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant that otherwise would be payable under the Payout Formula, including without limitation the amount calculable under the Payout Formula resulting from the foregoing adjustment.

1.